EXHIBIT 99
Release:             On receipt, Oct 22, 2015
Media contact:         Jaime Naig, 515-247-0798, naig.jaime@principal.com
Investor contact:    John Egan, 515-235-9500, egan.john@principal.com
Principal Financial Group, Inc. Announces Third Quarter Results;
Company Also Announces Common Stock Dividend

Company Highlights
• 3Q 2015 operating earnings[1] of $317.0 million, or $1.06 per diluted share
• 3Q 2015 net income available to common stockholders of $300.4 million, or $1.01 per diluted share
• Assets under management (AUM) of $516.2 billion
• Return on equity[2] of 13.2 percent; 14.5 percent after adjusting average equity for foreign exchange rates
• Company announces its Board of Directors authorized a $150 million share repurchase program and a fourth quarter 2015 dividend of 38 cents per share of common stock.
(Des Moines, Iowa) - Principal Financial Group, Inc. (NYSE: PFG) today announced results for third quarter 2015.

•
Operating earnings of $317.0 million for third quarter 2015, compared to $353.7 million for third quarter 2014. Operating earnings per diluted share (EPS) of $1.06 for third quarter 2015, compared to $1.19 for third quarter 2014. The results reflect a positive $31.2 million in third quarter 2015 and positive $39.0 million in third quarter 2014 from our annual actuarial assumption review and model refinements. After adjusting for the actuarial assumption review, other normalizing items and foreign exchange rates, operating earnings increased 6 percent compared to a normalized third quarter 2014.

◦	Normalizing items included in third quarter 2015 operating earnings results (see normalizing items table on page five for more details):

▪	Results of the actuarial assumption review benefited operating earnings by $31.2 million, or $0.11 per share;

▪
Additional expense recognition in Full Service Accumulation and Individual Annuities due to negative markets and lower variable investment income in Individual Annuities reduced operating earnings by $18.0 million, or $0.06 per share; and

▪
Lower than expected encaje returns and an impairment resulting from a review of specific intangibles associated with our Brazilian mutual fund operation were partially offset by higher than expected Latin America inflation and variable investment income in Chile. The net result was a negative $8.4 million impact to operating earnings, or $0.03 per share.

•
Net income available to common stockholders for third quarter 2015 increased 25 percent to $300.4 million, or $1.01 per diluted share, compared to $240.7 million, or $0.77 per diluted share for third quarter 2014.

•	Operating revenues increased 27 percent in third quarter 2015 to $3,235.7 million from higher sales compared to $2,552.7 million for third quarter 2014.

◦	Fee income[3] increased 1 percent to $891.8 million for the third quarter 2015, compared to $884.2 million for third quarter 2014.

•
Quarterly common stock dividend of 38 cents per share for fourth quarter 2015 was authorized by the company’s Board of Directors. The dividend will be payable on Dec. 28, 2015, to shareholders of record as of Dec. 7, 2015.

“I’m proud to take over the reins from Larry Zimpleman as chief executive officer and excited to lead The Principal as we continue to extend our leadership positions in key global markets, delivering market-driven retirement, investment management and protection solutions to customers around the world,” said Dan Houston, president and chief executive officer. “Strong investment performance and strong fundamentals continue to drive growth across our businesses, resulting in a 56 percent increase in year-to-date net cash flows over the prior year to nearly $22 billion. Despite challenging operating conditions, we continue to benefit from the diversification of our businesses and our competitive position around the world.”

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1 Use of non-GAAP financial measures is discussed in this release after segment results. Operating Earnings is after tax.
2 Return on equity is excluding AOCI (Accumulated Other Comprehensive Income). Third quarter 2015 is the first time we are showing return on equity adjusting average equity for foreign exchange rates.
3 Fee Income = Fees and other revenue as reported in our results of operations.

Added Terry Lillis, executive vice president and chief financial officer, “With nearly two-thirds of year-to-date operating earnings generated from our fee-based businesses and the consistent increase in net income, we’re able to execute a balanced capital management strategy and drive long-term value for shareholders. As of today, we’ve deployed $855 million of capital through common stock dividends, acquisitions including AXA’s Hong Kong pension business, and buying back shares of our stock. With the announcement of our fourth quarter common stock dividend, our 2015 full-year capital deployment will be nearly $1 billion. Additionally, yesterday our Board of Directors authorized a $150 million share repurchase program, which is an acceleration of our 2016 capital deployment plan. This signals our confidence to continue to grow earnings in 2016 and beyond. ”

Other Highlights
Business

•
Investment performance was strong, with 86 percent of Principal’s investment options[4] in the top two Morningstar quartiles on a one-year basis and 91 percent in the top two quartiles on a three and five-year basis at quarter end.

•	Total company AUM as of Sept. 30, 2015, was $516.2 billion, with net cash flows for third quarter of $4.2 billion and $21.8 billion year to date.

•
Retirement and Investor Services Accumulation sales were $7.0 billion in the third quarter. Account values of $255.1 billion included sales of $1.5 billion for Full Service Accumulation, $4.9 billion for Principal Funds, and $960 million for Individual Annuities.

•	Principal Funds had its 23nd consecutive quarter of positive net cash flows of $670 million, which contributed to record operating earnings for the quarter.

•	Full Service Payout continued to experience strong sales of $680 million in the third quarter.

•	Principal Global Investors had total AUM of $324.3 billion, including strong net cash flows of $2.9 billion.

•
Principal International had its 28th consecutive quarter of positive net cash flows, with reported flows of $1.6 billion and AUM of $106.2 billion (excluding $41.5 billion of AUM in our joint venture in China, which is not part of reported AUM), a 20 percent increase over the year ago quarter on a local currency basis.

•	Individual Life third quarter normalized premium and fees were up 4 percent over the year ago quarter and business market sales remained strong at 57 percent of total third quarter sales.

•
Specialty Benefits normalized premium and fees increased 8 percent over the year ago quarter and the division continued to have favorable claims experience, which contributed to record operating earnings for the quarter.

Capital

•	A strong capital position with 2015 capital deployment at the upper end of the $800.0 million to $1.0 billion range.

◦	Paid a third quarter common stock dividend of 38 cents per share on Sept. 25, 2015, and announced a fourth quarter 2015 common stock dividend of 38 cents per share.

◦	Closed on the $335.5 million acquisition of AXA’s pension business in Hong Kong on Sept. 1, 2015.

◦	Repurchased 2.2 million shares of common stock in the third quarter at an average price of $51.14.

Net Income

•	Third quarter 2015 net income available to common stockholders was strong at $300.4 million, an increase of 25 percent compared to third quarter 2014 reflecting:

•	Total company operating earnings of $317.0 million; and

•	Net realized capital losses of $16.5 million, including:

◦
$5.9 million loss due to credit impairments related to sales and permanent impairments of fixed maturity securities and mortgages. This is a 73 percent improvement in credit impairments from third quarter 2014 as losses on commercial mortgage backed securities continue to mitigate.

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4 Represents the percentage of Principal mutual funds, separate accounts and collective investment trusts (CITs) in the top two Morningstar quartiles.

Segment Results

Retirement and Investor Services - Accumulation5

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q15	3Q14	% Change	3Q15	3Q14	% Change
Operating Earnings	$142.8	$179.7	(21)%

Net Revenue	$650.2	$642.9	1%	$2,631.6	$2,525.3	4%
Pretax Return on Net Revenue	23.9%*	34.3%		30.4%*	33.7%
* Pretax Return on Net Revenue - After adjusting for the third quarter 2015 actuarial assumption review, the quarterly pretax return on net revenue was 28.3 percent and the trailing twelve months pretax return on net revenue was 31.5 percent

•
Operating Earnings decreased $36.9 million primarily due to the impact of our third quarter 2015 actuarial assumption review and the increased expense recognition primarily due to market declines. Full Service Accumulation results were negatively impacted by $23.6 million from the actuarial assumption review and $6.0 million from additional expense recognition due to an equity market decline. Individual Annuities results benefited $4.9 million from the third quarter 2015 actuarial assumption review, which was more than offset by $12.0 million from additional expense recognition due to a decline in the markets and lower than expected variable investment income.

•	Net Revenue increased $7.3 million primarily due to increased average account value.

Retirement and Investor Services - Guaranteed6

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q15	3Q14	% Change	3Q15	3Q14	% Change
Operating Earnings	$20.5	$24.6	(17)%

Net Revenue	$37.7	$43.7	(14)%	$176.9	$197.8	(11)%
Pretax Return on Net Revenue	75.3%	79.2%		79.3%	82.1%

•	Operating Earnings decreased $4.1 million as a result of a decline in net revenue.

•	Net Revenue decreased $6.0 million. Revenue from growth in the block was more than offset by a decline in variable investment income and unfavorable mortality.

Principal Global Investors

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q15	3Q14	% Change	3Q15	3Q14	% Change
Operating Earnings	$30.4	$25.3	20%

Operating Revenue	$182.8	$173.6	5%	$765.8	$754.3	2%
Pretax Margin	26.3%	25.3%		26.8%	24.9%

Total PGI Assets Under Management (billions)	$324.3	$307.0	6%
Unaffiliated Assets Under Management (billions)	$120.2	$113.9	6%

•	Operating Earnings increased $5.1 million primarily due to revenue growth and scale, leading to improved margins.

•	Operating Revenue increased $9.2 million due to higher management fees and transaction fees.

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5 RIS Accumulation: includes Full Service Accumulation, Principal Funds, Individual Annuities and Bank and Trust Services.
6 RIS Guaranteed: includes Investment Only and Full Service Payout.

Principal International

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q15	3Q14	% Change	3Q15	3Q14	% Change
Operating Earnings	$45.8	$73.8	(38)%

Combined[7] Net Revenue	$374.4	$407.1	(8)%	$1,525.8	$1,531.0	—%
Combined Pretax Return on Net Revenue	44.0%	53.8%		48.0%	52.1%

Assets Under Management (billions)	$106.2	$116.1	(9)%

•
Operating Earnings decreased $28.0 million, primarily due to a $17.7 million negative impact from foreign exchange rates. The current quarter results were also negatively impacted by an $11.3 million impairment of specific intangible assets in Claritas, our mutual fund company in Brazil. Lower than expected encaje results were more than offset by Latin American inflation and variable investment income in Chile. Third quarter 2014 results benefited by a net $12.4 million, relative to the expected returns on the required encaje investments in Chile and Mexico. On a local currency basis, Principal International generated mid-teens normalized[8] operating earnings growth in the third quarter 2015 compared to the year ago quarter.

•
Combined Net Revenue decreased $32.7 million. On a local currency basis, combined net revenue improved 20 percent. Higher fees in Brazil and China were more than offset by the strengthening U.S. dollar.

Individual Life

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q15	3Q14	% Change	3Q15	3Q14	% Change
Operating Earnings	$72.9	$52.2	40%

Premium and Fees	$239.2	$235.2	2%	$961.3	$926.9	4%
Pretax Operating Margin	44.9%*	32.5%*		22.7%*	18.7%*
*Pretax Operating Margin - After adjusting for the third quarter 2015 actuarial assumption review, the quarterly margin was 17.7 percent and the trailing twelve months margin was 15.9 percent. After adjusting for the third quarter 2014 actuarial assumption review, the quarterly margin was 7.1 percent and the trailing twelve months margin was 12.2 percent.

•
Operating Earnings increased $20.7 million primarily due to favorable mortality in the current quarter and adverse mortality in the year ago quarter. Both quarters benefited from updated actuarial assumptions and modeling changes of $42.0 million and $39.0 million, respectively.

•	Premium and Fees increased $4.0 million from the year ago quarter due to growth in the business.

Specialty Benefits

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q15	3Q14	% Change	3Q15	3Q14	% Change
Operating Earnings	$41.6	$31.1	34%

Premium and Fees	$429.6	$405.1	6%	$1,699.7	$1,566.9	8%
Pretax Operating Margin	15.2%*	12.0%		12.2%*	11.3%

Incurred Loss Ratio	60.3%	64.5%		63.3%	65.6%
*Pretax Operating Margin - After adjusting for the third quarter 2015 actuarial assumption review, the quarterly margin was 12.2 percent and the trailing twelve margin was 11.5 percent.

•	Operating Earnings increased $10.5 million primarily due to a $7.9 million benefit from the third quarter 2015 actuarial assumption review and favorable claims experience.

•	Premium and Fees increased $24.5 million reflecting strong retention, positive in-group growth and solid sales.

•	Incurred Loss Ratio normalized at 63.6 percent, continued to perform well at the low end of the targeted range.

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7 Combined basis: all Principal International companies (including joint ventures) at 100%.
8 Adjusted to expected encaje returns, inflation, variable investment income in Chile and the intangible asset impairment.

Corporate

(in millions except percentages or otherwise noted)	Quarter
	3Q15	3Q14	% Change
Operating Earnings	$(37.0)	$(33.0)	(12)%

•	Operating Losses of $37.0 million were impacted by closing costs related to the acquisition of AXA’s pension business in Hong Kong. This is within the expected quarterly range.

Principal Financial Group
Normalizing Items (per diluted share)
	Three Months Ended,
	09/30/15	09/30/14
Operating Earnings per share	$1.06	$1.19

Full Service Accumulation
Actuarial assumption review *	$0.08
Additional expense recognition due to equity market decline	$0.02
Individual Annuities
Actuarial assumption review *	($0.02)
Additional expense recognition due to a decline in the markets and lower than expected variable investment income	$0.04
Principal International
Impairment of intangible assets within our mutual fund business in Brazil *	$0.04
Actual encaje return compared to expected return	$0.02	($0.04)
Higher than expected Latin American inflation and variable investment income in Chile	($0.03)
Individual Life
Actuarial assumption review *	($0.14)	($0.13)
Adverse claims experience		$0.03
Specialty Benefits
Actuarial assumption review *	($0.03)

Total of normalizing items	($0.02)	($0.14)

Normalized Operating Earnings per share	$1.04	$1.05
* Income statement detail of these select normalizing items is available on our website.

Intangible Asset Impairment

The impairment of intangible assets from the 2012 acquisition of Claritas, our mutual fund operation in Brazil, is specific to certain contracts and business inforce at acquisition which have subsequently left as market conditions favored bank deposits and short term fixed income investments versus actively managed funds. Claritas has replaced most of the lost AUM with new offerings of structured and international funds and its robust product lineup leaves it well positioned to continue to grow assets as market sentiment changes.

Forward looking and cautionary statements
This press release contains forward-looking statements, including, without limitation, statements as to operating earnings, net income available to common stockholders, net cash flows, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management's beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company's annual report on Form 10-K for the year ended Dec. 31, 2014, and in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2015, filed by the company with the Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; continued volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads; the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of securities may include methodologies, estimations and assumptions that are subject to differing interpretations; the determination of the amount of allowances and impairments taken on the company’s investments requires estimations and assumptions that are subject to differing interpretations; gross unrealized losses may be realized or result in future impairments; competition from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; a downgrade in the company’s financial strength or credit ratings; inability to attract and retain sales representatives and develop new distribution sources; international business risks; the company’s actual experience could differ significantly from its pricing and reserving assumptions; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends or distributions Iowa insurance laws impose on Principal Life; the pattern of amortizing the company’s DAC and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; the company may need to fund deficiencies in its “Closed Block” assets that support participating ordinary life insurance policies that had a dividend scale in force at the time of Principal Life’s 1998 conversion into a stock life insurance company; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; changes in laws, regulations or accounting standards; a computer system failure or security breach could disrupt the company’s business and damage its reputation; results of litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; fluctuations in foreign currency exchange rates; and applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests.

Use of Non-GAAP Financial Measures
The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings Conference Call
On Friday, Oct. 23, 2015 at 10:00 a.m. (ET), President and Chief Executive Officer Dan Houston and Executive Vice President and Chief Financial Officer Terry Lillis will lead a discussion of results and the impacts on future prospects, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to www.principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

•	Via telephone by dialing 866-427-0175 (U.S. and Canadian callers) or 706-643-7701 (International callers) approximately 10 minutes prior to the start of the call. The access code is 44931486.

•
Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (International callers). The access code is 44931486. This replay will be available approximately two hours after the completion of the live earnings call through the end of day Oct. 30, 2015.

•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at: www.principal.com/investor.

The company's financial supplement and a slide detailing normalizing items for third quarter 2015 are currently available at www.principal.com/investor, and may be referred to during the call. Other slides that will be referenced during the call will be available at www.principal.com/investor approximately one-half hour prior to call start time.

About the Principal Financial Group
The Principal Financial Group® (The Principal®)9 is a global investment management leader offering retirement services, insurance solutions and asset management. The Principal offers businesses, individuals and institutional clients a wide range of financial products and services, including retirement, asset management and insurance through its diverse family of financial services companies. Founded in 1879 and a member of the FORTUNE 500®, the Principal Financial Group has $516.2 billion in assets under management10 and serves some 20.6 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit www.principal.com.

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8 “The Principal Financial Group” and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.
9 As of Sept. 30, 2015

Summary of Segment and Principal Financial Group, Inc. Results

Segment
	Operating Earnings (Loss)* in millions
	Three Months Ended,		Nine Months Ended,
	09/30/15	09/30/14	09/30/15	09/30/14
Retirement and Investor Services	$163.3	$204.3	$590.9	$632.9
Principal Global Investors	30.4	25.3	92.6	79.6
Principal International	45.8	73.8	165	205.1
U.S. Insurance Solutions	114.5	83.3	228.4	175.7
Corporate	(37.0)	(33.0)	(109.6)	(99.4)
Operating Earnings	$317.0	$353.7	$967.3	$993.9
Net realized capital losses, as adjusted	(16.5)	(55.2)	(86.2)	(47.3)
Other after-tax adjustments	(0.1)	(57.8)	74.6	(105.9)
Net income available to common stockholders	$300.4	$240.7	$955.7	$840.7

	Per Diluted Share
	Three Months Ended,		Nine Months Ended,
	09/30/15	09/30/14	09/30/15	09/30/14
Operating Earnings	$1.06	$1.19	$3.24	$3.33
Net realized capital losses, as adjusted	(0.05)	(0.19)	(0.29)	(0.16)
Other after-tax adjustments	0.00	(0.20)	0.25	(0.35)
Adjustment for redeemable noncontrolling interest	0.00	(0.03)	0.00	(0.07)
Net income	$1.01	$0.77	$3.20	$2.75
Weighted-average diluted common shares outstanding	298.5	298.2	298.5	298.7

*Operating earnings versus U.S. GAAP (GAAP) net income available to common stockholders
Management uses operating earnings, which excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments, for goal setting, as a basis for determining employee compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Segment operating earnings are determined by adjusting U.S. GAAP net income available to common stockholders for net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of segment operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Principal Financial Group, Inc.
Results of Operations
(in millions)

	Three Months Ended,		Nine Months Ended,
	09/30/15	09/30/14	09/30/15	09/30/14
Premiums and other considerations	$1,557.0	$876.5	$4,155.8	$2,515.9
Fees and other revenues	891.8	884.2	2,685.1	2,569.1
Net investment income	786.9	792.0	2,346.2	2,509.6
Total operating revenues	3,235.7	2,552.7	9,187.1	7,594.6

Benefits, claims and settlement expenses	1,863.7	1,116.7	5,148.2	3,601.6
Dividends to policyholders	40.7	44.2	123.5	134.5
Commissions	206.5	192.6	629.7	573.4
Capitalization of DAC	(97.5)	(98.2)	(289.4)	(291.8)
Amortization of DAC	97.7	137.4	199.0	262.4
Depreciation and amortization	53.8	31.1	113.0	90.5
Interest expense on corporate debt	41.3	33.0	111.4	101.1
Compensation and other	648.2	627.9	1,938.1	1,818.8
Total expenses	2,854.4	2,084.7	7,973.5	6,290.5

Operating earnings before tax, noncontrolling interest and preferred stock dividends	381.3	468.0	1,213.6	1,304.1

Income tax	67.5	101.2	215.0	253.9
Operating earnings (loss) attributable to noncontrolling interest	(3.2)	4.9	6.6	31.6
Preferred stock dividends	—	8.2	16.5	24.7
Excess of redemption value over carrying value of preferred shares redeemed	—	—	8.2	—
Operating earnings	$317.0	$353.7	$967.3	$993.9

Net realized capital losses, as adjusted	(16.5)	(55.2)	(86.2)	(47.3)
Other after-tax adjustments	(0.1)	(57.8)	74.6	(105.9)
Net income available to common stockholders	$300.4	$240.7	$955.7	$840.7

Selected Balance Sheet Statistics

	Period Ended,
	09/30/15	12/31/14	09/30/14
Total assets (in billions)	$215.4	$219.1	$216.4
Total common equity (in millions)	$9,620.3	$9,642.0	$9,774.4
Total common equity excluding accumulated other comprehensive income (in millions)	$10,144.7	$9,591.6	$9,394.3
End of period common shares outstanding (in millions)	293.5	293.9	293.6
Book value per common share	$32.78	$32.81	$33.29
Book value per common share excluding accumulated other comprehensive income	$34.56	$32.64	$32.00

Principal Financial Group, Inc.
Reconciliation of Non-GAAP Financial Measures to U.S. GAAP
(in millions, except as indicated)

	Three Months Ended,		Nine Months Ended,
	09/30/15	09/30/14	09/30/15	09/30/14
Diluted Earnings Per Common Share:
Operating earnings	1.06	1.19	3.24	3.33
Net realized capital losses	(0.05)	(0.19)	(0.29)	(0.16)
Other after-tax adjustments	—	(0.20)	0.25	(0.35)
Adjustment for redeemable noncontrolling interest	—	(0.03)	—	(0.07)
Net income	1.01	0.77	3.20	2.75

Book Value Per Common Share Excluding Accumulated Other Comprehensive Income:
Book value per common share excluding AOCI	34.56	32.00	34.56	32.00
Net unrealized capital gains	3.30	3.70	3.30	3.70
Foreign currency translation	(3.80)	(1.92)	(3.80)	(1.92)
Net unrecognized postretirement benefit obligations	(1.28)	(0.49)	(1.28)	(0.49)
Book value per common share including AOCI	32.78	33.29	32.78	33.29

Operating Revenues:
RIS	1,957.5	1,324.7	5,385.5	3,851.0
PGI	182.8	173.6	557.8	517.9
PI	311.2	294.5	862.4	952.2
USIS	853.2	821	2,572.7	2,436.8
Corporate	(69.0)	(61.1)	(191.3)	(163.3)
Total operating revenues	3,235.7	2,552.7	9,187.1	7,594.6
Net realized capital gains (losses) and related adjustments	4.8	(68.2)	(90.9)	(25.0)
Other income on a tax indemnification	—	—	60.2	—
Exited group medical insurance business	0.4	(0.2)	1.0	—
Total GAAP revenues	3,240.9	2,484.3	9,157.4	7,569.6

Operating Earnings:
RIS	163.3	204.3	590.9	632.9
PGI	30.4	25.3	92.6	79.6
PI	45.8	73.8	165.0	205.1
USIS	114.5	83.3	228.4	175.7
Corporate	(37.0)	(33.0)	(109.6)	(99.4)
Total operating earnings	317.0	353.7	967.3	993.9
Net realized capital losses and related adjustments	(16.5)	(55.2)	(86.2)	(47.3)
Other after-tax adjustments	(0.1)	(57.8)	74.6	(105.9)
Net income available to common stockholders	300.4	240.7	955.7	840.7

Net Realized Capital Gains (Losses):
Net realized capital losses, as adjusted	(16.5)	(55.2)	(86.2)	(47.3)
Certain derivative and hedging-related adjustments	34.2	21.9	80.3	66.4
Amortization of DAC and other actuarial balances	28.6	3.6	28.4	26.8
Certain market value adjustments of embedded derivatives	1.1	(5.7)	2.0	(6.0)
Certain adjustments related to seed money	(0.5)	—	(0.5)	—
Capital gains (losses) distributed	(12.9)	8.8	(14.8)	18.1
Tax impacts	0.9	(19.8)	(25.9)	(16.8)
Noncontrolling interest capital gains	3.7	0.1	5.7	0.2
Recognition of front-end fee revenues	(0.1)	(0.1)	—	(0.4)
Certain market value adjustments to fee revenues	—	—	1.1	—
Net realized capital losses associated with exited group medical insurance business	(0.1)	—	(0.1)	—
GAAP net realized capital gains (losses)	38.4	(46.4)	(10.0)	41.0

Other After-Tax Adjustments:
Gains (losses) associated with exited group medical insurance business	(0.1)	0.3	(0.3)	(0.3)
Impact of a court ruling on some uncertain tax positions	—	—	(30.3)	(47.5)
Impact of enactment of tax legislation in Chile	—	(58.1)	—	(58.1)
Deferred tax impact of Chile merger	—	—	105.2	—
Total other after-tax adjustments	(0.1)	(57.8)	74.6	(105.9)

Principal Financial Group, Inc.
Principal International Net Revenue Reconciliation
(in millions)

	Three Months Ended,		Nine Months Ended,
	09/30/15	09/30/14	09/30/15	09/30/14

Total combined net revenue	$374.4	$407.1	$1,132.3	$1,156.3
Add:
Principal International's share of unconsolidated joint ventures' net income	25.8	25.3	76.5	71.2
Less:
Unconsolidated joint ventures' net revenue at 100%	252.6	252.1	759.1	725.1
Other adjustments	1.3	0.9	3.9	3.4
Net revenue*	$146.3	$179.4	$445.8	$499.0

* Net revenue is defined as total operating revenues less benefits, claims and settlement expenses and dividends to policyholders.